CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2005 (which expresses an unqualified opinion and includes an explanatory paragraph referring to a change in Bill Barrett Corporation’s method of accounting for stock-based compensation),relating to the financial statements of Bill Barrett Corporation appearing in the Annual Report on Form 10-K of Bill Barrett Corporation for the year ended December 31, 2004.
/s/ Deloitte & Touche LLP
Denver, Colorado
December 23, 2005